Exhibit 99.1

PRESS RELEASE

For Immediate Release

WesBanco, Inc. and Premier Financial Corp. Announce Shareholder Approvals of Merger Agreement

WHEELING, W.Va., (December 11, 2024) — WesBanco, Inc. (“WesBanco”) (Nasdaq: WSBC) and Premier Financial Corp. (“Premier”) (Nasdaq: PFC) today announced that WesBanco’s shareholders and Premier’s shareholders have each voted overwhelmingly to adopt and approve, as applicable, all proposals relating to the previously announced merger agreement for WesBanco to acquire Premier. The votes were held at the respective special meetings of WesBanco’s shareholders and Premier’s shareholders today. Approximately 85% of the votes cast at WesBanco’s special meeting voted to approve the merger and to approve the proposal to issue shares of WesBanco common stock as described in the joint proxy statement/prospectus for the special meeting, and approximately 68% of the outstanding shares of Premier common stock voted to approve the proposal to adopt the merger agreement.

“Shareholder approval is a key milestone that reflects strong confidence in the opportunities this merger creates for our communities, customers, employees and shareholders,” said Jeff Jackson, President and Chief Executive Officer of WesBanco. “With this step complete, we look forward to receiving the required regulatory approvals and then scheduling the closing of the merger, so we can bring our community commitment and the resources of a stronger organization to all of our communities.”

With the completion of this critical milestone, the companies believe the merger is on track to close during the first quarter of 2025. The transaction remains subject to the completion of customary closing conditions, including the receipt of required regulatory approvals.

The merger will create a regional financial services institution with approximately $27 billion in assets, significant economies of scale, and strong pro forma profitability metrics. With complementary and contiguous geographic footprints, the combined company would be the 8th largest bank in Ohio, based on deposit market share, have increased presence in Indiana, and serve customers in nine states.

About WesBanco, Inc.

With over 150 years as a community-focused, regional financial services partner, WesBanco Inc. (NASDAQ: WSBC) and its subsidiaries build lasting prosperity through relationships and solutions that empower our customers for success in their financial journeys. Customers across our eight-state footprint choose WesBanco for the comprehensive range and personalized delivery of our retail and commercial banking solutions, as well as trust, brokerage, wealth management and insurance services, all designed to advance their financial goals. Through the strength of our teams, we leverage large bank capabilities and local focus to help make every community we serve a better place for people and businesses to thrive. Headquartered in Wheeling, West Virginia, WesBanco has $18.5 billion in total assets, with our Trust and Investment Services holding $6.1 billion of assets under management and securities account values (including annuities) of $1.9 billion through our broker/dealer, as of September 30, 2024. Learn more at www.wesbanco.com and follow @WesBanco on Facebook, LinkedIn and Instagram.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank. Premier Bank, headquartered in Youngstown, Ohio, operates 73 branches and nine loan offices in Ohio, Michigan, Indiana and Pennsylvania and also serves clients through a team of wealth professionals dedicated to each community banking branch. For more information, visit Premier's website at www.PremierFinCorp.com.

Matters set forth in this press release contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the proposed Merger between WesBanco and Premier, that are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the effects of changing regional and national economic conditions, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, the Securities and Exchange Commission, the Financial Institution Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; cyber-security breaches; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance, the businesses of the WesBanco and Premier may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed Merger may not be fully realized within the expected timeframes; disruption from the proposed Merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed Merger may not be obtained on the expected terms and schedule; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2023 Annual Report on Form 10-K, Premier’s 2023 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Premier with the SEC. All forward-looking statements included in this press release are based on information available at the time of the release. Neither WesBanco nor Premier assumes any obligation to update any forward-looking statement.

WesBanco Investor Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

WesBanco Company Contact:

Alisha Hipwell

Executive Vice President, Corporate Communications

Alisha.Hipwell@wesbanco.com

304-234-9230

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